                                                                  Exhibit (d)(2)


(IGC LETTERHEAD)

                                November 21, 2003

James Hawkins
Chairman and Chief Executive Officer
Invivo Corporation
4900 Hopyard Road, Suite 210
Pleasanton, CA 94588


Dear Mr. Hawkins:

         In connection with our mutual consideration of a possible business combination transaction (the "Transaction") between Invivo Corporation and/or its subsidiaries (collectively, with such subsidiaries, the "Company") and Intermagnetics General Corporation and/or its subsidiaries (collectively, "Intermagnetics") we understand that the Company is prepared to make available to Intermagnetics certain information concerning its businesses, financial condition, operations, assets and liabilities. In consideration for and as a condition to furnishing certain Evaluation Material (as defined below), Intermagnetics acknowledges the confidential and proprietary nature of the Evaluation Material furnished by the Company and agrees to hold and keep the same confidential as provided in this letter agreement. As used herein the term "Representatives" shall mean a party's directors, officers, employees, advisors (including, without limitation, financial advisors), attorneys, outside auditors and other agents and representatives and such party's financing sources for the Transaction.

         As used herein, the term "Evaluation Material" means all information furnished by the Company before or after the date hereof, whether oral or written and regardless of the manner by which it is communicated and includes the portions of any notes, analyses, compilations, studies, interpretations or other documents prepared by Intermagnetics or its Representatives which contain or reflect, in whole or in part, the information furnished to Intermagnetics or its Representatives by the Company pursuant hereto, other than information which
(i) is or becomes generally available to the public other than as a result of disclosure by Intermagnetics or its Representatives, (ii) becomes available to Intermagnetics on a non-confidential basis, provided that the source of the information is not known to Intermagnetics to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation with respect to such information, (iii) is in the possession of Intermagnetics at the time of disclosure as shown by Intermagnetic's files and records immediately prior to the time of disclosure, (iv) is developed independently by Intermagnetics without use of Evaluation Material, as shown by written records in the possession of Intermagnetics or (v) is approved for release by the Company.

         Intermagnetics agrees that the Evaluation Material will be used solely in connection with the Transaction and not for any other purpose. Intermagnetics will keep the Evaluation Material confidential and, except with the prior written consent of the Company, will disclose the Evaluation Material only to the persons set forth herein. Intermagnetics may provide the Evaluation Material to its Representatives who need to have access to such Evaluation Material in connection with the Transaction. Intermagnetics will direct its Representatives to keep

James Hawkins
November 21, 2003
Page 2


confidential all Evaluation Material any such Representatives may receive. Intermagnetics will be responsible for any breach of the terms hereof by it or its Representatives.

         In the event that Intermagnetics is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Evaluation Material, Intermagnetics will provide the Company with prompt notice of such request(s) to enable the Company to seek protection, either by an appropriate protective order or other remedy and to consult with the Company with respect to taking steps to resist or narrow the scope of any such request or requirement. In any event, Intermagnetics will use its reasonable best efforts to limit the amount of Evaluation Material it is required to so disclose. In the event that Intermagnetics shall have complied fully with the provisions of this paragraph, the Company agrees that such disclosure may be made by Intermagnetics without any liability hereunder.

         In consideration of entering into discussions regarding the Transaction, each party agrees that it will not for a twelve-month period from the date hereof solicit to employ any of the current officers or employees of the other party; provided, however, that the term "solicit to employ" shall not be deemed to include general solicitations of employment not specifically directed toward employees of the other party.

         The Evaluation Material will remain the property of the Company and disclosure to Intermagnetics will not confer on Intermagnetics any rights with respect to such Evaluation Material other than rights specifically set forth in this letter agreement.

         From and after the date hereof, without the prior written consent of the other party and except as provided herein, neither party hereto, nor its Representatives, will disclose to any other person either any information about the Transaction between the parties hereto or the details of their discussions or negotiations concerning the Transaction, including the status thereof, unless such party's counsel advises that such disclosure is required by applicable law or regulation. If a party's counsel determines that disclosure of the negotiations or Transaction is required by law, such party shall provide the other party with as much prior notice as is practicable under the circumstances of any intended disclosure. The term "person" as used in this letter agreement shall be broadly interpreted to include without limitation any corporation, company, partnership or individual. It is understood that each party will issue a press release upon execution of this letter agreement in the form previously provided to the other party.

         The Company and Intermagnetics each acknowledge that it is aware and that its Representatives have been advised of the restrictions imposed by the United States Federal Securities laws on a person possessing material non-public information about Intermagnetics, or the Company or the Transaction, and each agrees to comply with such laws.

         Notwithstanding anything to the contrary contained herein, each party may disclose to any and all persons and entities, without limitation of any kind, the tax treatment and tax structure of any potential transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that (i) such disclosure may not be made until the earliest of (A) the date of the public

James Hawkins
November 21, 2003
Page 3


announcement of discussions relating to such transaction, (B) the date of the public announcement of such transaction or (C) the date of the execution of a definitive agreement to enter into such transaction and (ii) such disclosure may not be made to the extent a party reasonably determines that such disclosure would result in a violation of applicable federal or state securities laws. For purposes of this paragraph, (x) the "tax treatment" of the potential transaction means the purported or claimed federal income tax treatment of such transaction, and (y) the "tax structure" of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of such transaction. The parties acknowledge and agree that (a) the tax treatment and tax structure of any transaction does not include the name of any party to such transaction or any sensitive business information (including, without limitation, specific information about any party's intellectual property or other proprietary assets) unless such information may be related or relevant to the purported or claimed federal income tax treatment of such transaction, and
(b) notwithstanding anything to the contrary herein, this letter agreement contains no restrictions on the ability of either party to consult with any (or multiple) legal or tax advisors for legal or tax advice (including, without limitation, legal or tax advisors not otherwise involved with the Transaction) regarding the tax treatment or tax structure of a transaction, or to disclose the tax treatment or tax structure of any transaction to federal and state taxing authorities.

         Each of the Company and Intermagnetics hereby agree that from the date of this Agreement through December 7, 2003 (as such period may be extended as provided herein, the "Exclusive Period") the Company will conduct its business substantially in the ordinary course consistent with past practice, and neither the Company nor any of its Representatives will (a) solicit, initiate, consider, knowingly encourage or accept any proposal or offer from any person, other than Intermagnetics, (i) relating to any acquisition or purchase of all or any material portion of the assets of the Company or any of its subsidiaries (other than sales of inventory in the ordinary course of business consistent with past practice), (ii) to enter into any merger or business combination with the Company or any subsidiary of the Company (iii) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or any subsidiary of the Company, or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other person any information with respect to, any of the foregoing, other than to advise any third party that seeks to engage in any of the foregoing that the Company has contractually agreed not to do so, or (c) agree to complete, enter into an agreement to complete, or complete, any material acquisition of another business (whether by acquisition of assets, shares of capital stock or another form of business combination); provided that if on December 7, 2003 Intermagnetics advises the Company that it has substantially completed its due diligence review of the information provided by the Company and that it continues to be willing to complete negotiation of a definitive agreement for its acquisition of the Company for a cash purchase price of not less than $22 per share, then the Company will at the request of Intermagnetics agree to extend the Exclusive Period to December 12, 2003; provided however that if the Company is on December 12, 2003, negotiating in good faith with Intermagnetics the terms of a definitive agreement with respect to the proposed transaction, the Company may, at its option, extend the Exclusive Period until not later than December 19, 2003. The Company hereby agrees not to, without the prior written consent of

James Hawkins
November 21, 2003
Page 4


Intermagnetics, release any person from, or waive any provision of, any confidentiality agreement to which it is a party; provided that the Company may waive the confidentiality provisions of any such agreement to the extent such a waiver is in the ordinary course of its business consistent with past practice.

         To facilitate the ability of Intermagnetics to substantially complete its due diligence review of the Company on or before December 7, 2003, the Company agrees that it will undertake in good faith to make available to Intermagnetics on or before November 24, 2003, the information requested by Intermagnetics during the week of November 17, 2003, as well as provide to Intermagnetics reasonable access to employees of the Company for the purpose of facilitating Intermagnetics' understanding of the business of the Company.

         Intermagnetics agrees that, from the date of this letter agreement until the earlier of (a) the twelve-month anniversary of the date of this letter agreement, or (b) the occurrence of a Significant Event (as defined below), Intermagnetics will not, without the prior written consent of the Company or its Board of Directors:

         (i) propose to enter into, directly or indirectly, any merger or business combination involving the Company including a purchase of a material portion of the assets of the Company or purchase or propose to purchase securities representing five percent (5%) or more of the Voting Securities (as defined below) of the Company;

         (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any securities of the Company;

         (iii) form, join or in any way participate in a 13D Group (as defined below) with respect to any securities of the Company; or

         (iv) otherwise act, alone or in concert with others, to seek to control the management, Board of Directors or policies of the Company.

         As used herein, "Significant Event" shall mean any of the following:
(a) the announcement or commencement by any person or 13D Group of a tender or exchange offer to acquire Voting Securities which, if successful, would result in such person or 13D Group owning, when combined with any other Voting Securities owned by such person or 13D Group, 30% or more of the then outstanding Voting Securities; (b) the Company enters into or otherwise determines to seek to enter into any merger, sale or other business combination transaction pursuant to which the outstanding shares of common stock of the Company (the "Common Stock") would be converted into cash or securities of another person or 50% or more of the then outstanding shares of Common Stock would be owned by persons other than the then-current holders of shares of Common Stock, or that would result in all or a substantial portion of the Company's assets being sold to any person or 13D Group; or (c) the Company's Board of Directors fails, prior to the expiration of the Exclusive Period, to approve a definitive agreement

James Hawkins
November 21, 2003
Page 5


with Intermagnetics pursuant to which Intermagnetics would offer to acquire all of the outstanding shares of the Company for a cash purchase price of not less than $22 per share; provided that Intermagnetics will have attempted to negotiate with the Company in good faith a definitive agreement for such transaction having terms and conditions that are customary for similar transactions, and the Company is not, at such time, objecting reasonably and in good faith to the terms of such definitive agreement proposed by Intermagnetics. "Voting Securities" shall mean at any time shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors; provided that for purposes of this definition any securities that at such time are then convertible or exchangeable into or exercisable for shares of Common Stock shall be deemed to have been so converted, exchanged or exercised. "13D Group" shall mean any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities that would be required under
Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act.

         If either party hereto determines that it no longer desires to pursue the Transaction, Intermagnetics will promptly upon the request of the Company destroy or return the Evaluation Material relating to the Company, without retaining any copies thereof (other than board presentation materials maintained as records of the meeting thereof, an archival copy retained by Intermagnetic's counsel to be used only in case of a dispute concerning this letter agreement or as necessary to comply with any regulatory requirements). Notwithstanding the return of the Evaluation Material, Intermagnetics and its Representatives will continue to be bound by the obligations of confidentiality and other obligations under this agreement.

         Intermagnetics acknowledges that the Company and its Representatives do not make any express or implied representation or warranty as to the accuracy and completeness of any Evaluation Material.

         Without prejudice to the rights and remedies otherwise available to the parties hereto, each party will be entitled to equitable relief by way of injunction if the other party or any of its Representatives breaches or threatens to breach any of the provisions of this letter agreement.

         If any provisions of this letter agreement shall be unlawful, void or for any reason unenforceable, in whole or in part, such provision or part shall to that extent be deemed not to be a part of this letter agreement and shall in no way affect the validity or enforceability of the remaining provisions of this letter agreement.

         This letter agreement contains the entire agreement between the parties hereto concerning the confidentiality of the Evaluation Material, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon the parties hereto, unless approved in writing by each of the parties hereto.

         This agreement shall be governed and construed in accordance with the laws of the State of New York. This agreement shall remain in effect until the first anniversary of the date hereof.

James Hawkins
November 21, 2003
Page 6


Please confirm your agreement by signing this letter agreement and returning to the undersigned an executed copy of this letter agreement,

                                          Very truly yours,
                                          INTERMAGNETICS GENERAL CORP.

                                          /s/ Glenn H. Epstein
                                          ------------------------------------
                                          Glenn H. Epstein
                                          Chairman and Chief Executive Officer



Accepted and agreed as of
the date first written above:


INVIVO CORPORATION


/s/ James Hawkins
------------------------------------
James Hawkins
Chief Executive Officer